Exhibit (d)(57)

JANUS INVESTMENT FUND

INVESTMENT ADVISORY AGREEMENT

JANUS HENDERSON TRANSITION FUND

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this 9th day of July, 2024, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS HENDERSON INVESTORS US LLC, a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares for public offering under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares; one of such funds created by the Trust being designated as the Janus Henderson Transition Fund (the “Fund”); and

WHEREAS, the Trust and the Adviser deem it mutually advantageous that the Adviser should be appointed as investment adviser to the Fund.

NOW, THEREFORE, the parties agree as follows:

1.  Appointment. The Trust hereby appoints the Adviser as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.  Investment Advisory Services. The Adviser shall determine the securities or other assets to be purchased, sold or held and shall place orders for the purchase or sale of such securities or other assets with brokers, dealers or others. The Adviser shall furnish continuous advice and recommendations to the Fund, and have authority to act with respect thereto, as to the acquisition, holding, or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time (which may include, but is not limited to investment in other funds managed by the Adviser). The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Amended and Restated Agreement and Declaration of Trust (“Trust Instrument”), Amended and Restated Bylaws (“Bylaws”), and registration statements under the 1940 Act and the 1933 Act, and to the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company. In addition, the Adviser shall cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund. Subject to the approval of the Trustees of the Trust and, if required, the shareholders of the Fund, the Adviser is authorized to engage one or more subadvisers in connection with the Adviser’s duties and responsibilities under this Agreement, which subadvisers may be, but are not required to be, affiliates of the Adviser.

3.  Other Services. The Adviser is hereby authorized (to the extent the Trust has not otherwise contracted) but not obligated (to the extent it so notifies the Trustees at least 60 days in advance), to perform (or arrange for the performance by other service providers, including affiliates of, independent third party service providers, or duly appointed subadvisers whether affiliated or not) the management and administration services necessary for the operation of the Fund. The Adviser is specifically authorized, on behalf of the Trust and the Fund, to conduct relations with custodians, depositories, transfer and pricing agents, administrators, fund accounting agents, subsidiaries of the Fund, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurance company separate accounts, insurers, banks and such other persons in any such other capacity deemed by the Adviser and/or the Trustees to be necessary or desirable. To the extent the Trust has not otherwise contracted on behalf of the Fund, the Adviser shall generally monitor and report to Fund officers the Fund’s compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the 1933 Act. The Adviser shall make reports to the Trustees of its performance of services hereunder upon request therefor and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable. The Adviser is also authorized, subject to review by the Trustees, to furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform the services contemplated by this Agreement, to the extent such services are not otherwise contracted by the Trust, on behalf of the Fund.

4.  Obligations of Trust. The Trust shall have the following obligations under this Agreement:

(a)	to keep the Adviser continuously and fully informed as to the composition of its investment portfolio and the nature of all of its assets and liabilities from time to time;

(b)

to furnish the Adviser with a certified copy of any financial statement or report prepared for it by certified or independent public accountants and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

(c)	to furnish the Adviser with any further materials or information which the Adviser may reasonably request to enable it to perform its function under this Agreement; and

(d)	to compensate the Adviser for its services and reimburse the Adviser for its expenses incurred hereunder in accordance with the provisions hereof.

5.  Compensation. The Adviser does not charge a management fee to the Fund.

6.  Expenses Borne by the Adviser. The Adviser agrees to pay the Fund’s ordinary operating expenses, except that the Fund is responsible for and has assumed the obligation to pay all acquired fund fees and expenses, portfolio transaction expenses (including but not limited to brokerage and commission expenses), interest expenses in connection with investment activities, taxes and extraordinary and non-routine expenses.

7.  Expenses Borne by the Trust. The Trust assumes and shall pay all acquired fund fees and expenses, portfolio transaction expenses (including but not limited to brokerage and commission expenses), interest expenses in connection with investment activities, taxes, and extraordinary and non-routine expenses.

8.  Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days advance written notice of termination be given to the Adviser at its principal place of business. This Agreement may be terminated by the Adviser at any time, without penalty, by giving sixty (60) days advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Trust Instrument, the Trust shall cease to use the name “Janus Henderson” in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if the Adviser does not continue to provide investment advice to the Fund after such termination.

9.  Assignment. This Agreement shall terminate automatically in the event of any assignment of this Agreement.

10.  Term. This Agreement shall continue in effect until February 1, 2026, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February

1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

11.  Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

12.  Other Series. The Trustees shall determine the basis for making an appropriate allocation of the Trust’s expenses (other than those directly attributable to the Fund) between the Fund and the other series of the Trust.

13.  Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust Instrument describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

14.  Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 14, the “Adviser” shall include any affiliate of the Adviser performing services for the Trust contemplated hereunder and directors, officers and employees of the Adviser and such affiliates.

15.  Activities of the Adviser. The services of the Adviser to the Trust hereunder are not to be deemed to be exclusive, and the Adviser and its affiliates are free to render services to other parties. It is understood that trustees, officers and shareholders of the Trust are or may become interested in the Adviser as directors, officers and shareholders of the Adviser, that directors, officers, employees and shareholders of the Adviser are or may become similarly interested in the Trust, and that the Adviser may become interested in the Trust as a shareholder or otherwise.

16.  Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

17.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.

JANUS HENDERSON INVESTORS US LLC

By:	/s/ Jesper Nergaard
Name: Jesper Nergaard
Title: Vice President and Head of U.S. Fund Administration

JANUS INVESTMENT FUND

By:	/s/ Abigail Murray
Name: Abigail Murray
Title: Vice President, Secretary, and Chief Legal Counsel

4